Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2010 in Amendment No. 2 to the Registration Statement (Form S-1 Registration No. 333-163550) and related Prospectus of Grubb & Ellis Company for the registration of up to 125,000 shares of its cumulative participating perpetual convertible preferred stock and 7,575,750 shares of its common stock.
/s/ Ernst & Young LLP
Irvine, California
March 24, 2010